EXHIBIT 10.13

CONSENT AND FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS CONSENT AND FOURTH AMENDMENT TO CREDIT AGREEMENT (“Amendment”) is made and entered into by and between USANA Health Sciences, Inc., a Utah corporation (“Borrower”) and Bank of America, N.A., a national banking association (“Bank”).

Recitals

A.    Borrower and Bank are parties to that certain Credit Agreement dated March 26, 2001, as amended by that certain letter agreement dated January 25, 2002, by that certain First Amendment to Credit Agreement dated as of April 17, 2002, by that certain letter agreement dated May 8, 2002, by that certain letter agreement dated July 23, 2002, by that certain Second Amendment to Credit Agreement dated as of August 21, 2002 and by that certain Third Amendment to Credit Agreement dated as of December 27, 2002 (as amended or otherwise modified, the “Credit Agreement”).

B.    USANA Acquisition Corporation, a Utah corporation (“USANA Acquisition”), is a wholly-owned subsidiary of Borrower.  Three individuals (collectively, the “Sellers”) and USANA Acquisition are parties to that certain Stock Purchase Agreement effective dated July 1, 2003 (the “Stock Purchase Agreement”), pursuant to which USANA Acquisition shall purchase and Sellers shall sell all of the issued and outstanding capital stock of Wasatch Product Development, Inc., a Utah corporation (“Wasatch”).  Borrower intends to fund the purchase of the capital stock of Wasatch with a capital contribution to USANA Acquisition.

C.    The Credit Agreement contains certain covenants binding upon Borrower, including Section 9.5 thereof that, among other things, prohibits Borrower from making any substantial contribution to, or material investment in the stock or shares of any Person and Section 9.13 thereof that, among other things, prohibits Borrower from making any investment outside the ordinary course of Borrower’s business

D.    Borrower has requested that Bank amend the Credit Agreement to permit Borrower to fund USANA Acquisition’s purchase of the capital stock of Wasatch with a capital contribution to USANA Acquisition, and has requested that Bank agree to increase the capital expenditure limitation set forth in Section 9.12 of the Credit Agreement for Borrower’s fiscal year ending December 31, 2003, which, in each case, Bank is willing to do on the terms and conditions herein contained.

NOW THEREFORE, in consideration of the foregoing, Borrower and Bank agree as follows:

Agreement

1.     DEFINED TERMS.  Capitalized terms not otherwise defined herein shall have the meanings given in the Credit Agreement.

2.     CONSENT.  Notwithstanding anything contained in the Credit Agreement to the contrary, Bank hereby consents to Borrower and USANA Acquisition entering into the transactions contemplated by the Stock Purchase Agreement, including without limitation the purchase of the capital stock of Wasatch with a capital contribution to USANA Acquisition, and in connection therewith Bank hereby waives the application of Sections 9.5 and 9.13 of the Credit Agreement and any other applicable section or term of the Credit Agreement with respect to such transactions.

3.     AMENDMENTS TO CREDIT AGREEMENT.  The Credit Agreement is amended as follows:

(a)   Addition of Section 1.3a.  Section 1.3a is added to read as follows:

1.3a        Borrower Guaranties shall mean, collectively, each of the guaranties made by Borrower in favor of Bank in respect of the obligations of any subsidiary of

Borrower owing to Bank and any other subsidiary or affiliate of Bank of America Corporation.

(b)   Addition of Section 1.24.  Section 1.24 is added to read as follows:

1.24        USANA Acquisition shall mean USANA Acquisition Corporation, a Utah corporation.

(c)   Addition of Section 1.25.  Section 1.25 is added to read as follows:

1.25        Wasatch shall mean Wasatch Product Development, Inc., a Utah corporation.

(c)   Addition of Section 1.26.  Section 1.26 is added to read as follows:

1.26        Wasatch Guaranty shall mean that certain Continuing Guaranty dated on or about July 8, 2003 made by Wasatch in favor of Bank.

(d)           Amendment to Section 8.12.  Section 8.12 is added to read as follows:

8.12        Wasatch.  At all times after July 8, 2003 (a) own all of the issued and outstanding capital stock of Wasatch; (b) cause Wasatch to (i) preserve and maintain its existence, powers, and privileges in the jurisdiction of its formation, (ii) keep accurate and complete books, accounts, and records in which complete entries shall be made in accordance with GAAP, (iii) pay all of its debts and perform all of its obligations promptly and in accordance with their terms, and pay and discharge promptly all taxes imposed upon it prior to the date on which penalties attach thereto, except where the enforceability, amount, or validity of such taxes is contested in good faith by appropriate proceedings and (iv) maintain commercially adequate levels of coverage with financially sound and reputable insurers; and (c) cause Wasatch to not (i) create, incur, assume, permit to exist, or otherwise become committed for any debt, except debt payable to Borrower and debt of the types described in clauses (a) through (d) of Section 9.1, (ii) create, incur, or assume, or agree to create, incur, or assume any lien on any of its property, or to enter into any lease with respect to any of its property, except liens in favor of Borrower and liens of the types described in clauses (a) through (d) of Section 9.2, (iii) assume, guaranty, endorse, become a surety for, indemnify, or otherwise in any fashion become responsible for, directly or indirectly, any obligation of any Person, except guaranties of the types described in clauses (a) through (c) of Section 9.3, (iv) sell, transfer, lease, or otherwise assign or dispose of a substantial portion of its property to any Person (other than Borrower), outside the ordinary course of business, (v) make any loan or advance to any Person (other than Borrower), other than in the ordinary course of business, or make any investment outside the ordinary course of Borrower’s business, except investments of the types described in clauses (a) through (d) of Section 9.13.  For purposes of this Section 8.12, references to “this date” in Sections 9.1(b) and 9.2(a) shall mean July 8, 2003.

(e)   Amendment to Section 9.5.  Section 9.5 is amended and restated to read as follows:

9.5          Mergers.  Become a party to any merger, consolidation, or like structural change, or make any substantial transfer or contribution to, or material investment in, stock, shares, or licenses of any Person, except to the extent permitted under Section 9.13(e).

(f)    Amendment to Section 9.12.  Section 9.12 is amended and restated to read as follows:

9.12        Capital Expenditures.  Make or commit to make expenditures for fixed assets or other capital expenditures which in the aggregate are in excess of (i) $7,000,000 for Borrower’s fiscal year ending December 31, 2001, (ii) $5,000,000 for Borrower’s fiscal year ending December 31, 2002, (iii) $7,500,000 for Borrower’s fiscal year ending December 31, 2003 or (iv) $5,000,000 for Borrower’s fiscal years ending December 31, 2004 and thereafter.

(g)   Amendment to Section 9.13.  In Section 9.13, the word “and” at the end of subsection (c) is deleted, the period at the end of subsection (d) is deleted and a semicolon followed by the word “and” is substituted in its stead and subsection (e) is added to read as follows:

(h)           USANA Acquisition.  Loans or advances to and investments in the stock or shares of USANA Acquisition or Wasatch; provided that (i) in the case of loans or advances made by Borrower to USANA Acquisition or Wasatch, the aggregate principal amount of all such loans or advances shall not exceed $1,700,000 at any one time and (ii) in the case of investments made by Borrower in the stock or shares of USANA Acquisition, the aggregate amount of all such investments shall not exceed $5,300,000 at any one time.

(i)    Amendment to Section 10.1.  In Section 10.1, the word “or” at the end of subsection (h) is deleted, the period at the end of subsection (i) is deleted and a semicolon is substituted in its stead and subsections (j) and (k) are added to read as follows:

(j)            Wasatch Guaranty.  Wasatch shall fail to perform or observe any covenant, obligation or term of the Wasatch Guaranty and such failure shall continue unremedied after the applicable grace period, if any, specified in the Wasatch Guaranty or the Wasatch Guaranty shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or Wasatch or any other Person shall contest in any manner the validity or enforceability of the Wasatch Guaranty or deny that it has any further liability or obligation thereunder; or

(k)           Borrower Guaranties.  Borrower shall fail to perform or observe any covenant, obligation or term of any Borrower Guaranty and such failure shall continue unremedied after the applicable grace period, if any, specified in such Borrower Guaranty or any Borrower Guaranty shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or Borrower or any other Person shall contest in any manner the validity or enforceability of any Borrower Guaranty or deny that it has any further liability or obligation thereunder.

4.     CONDITIONS TO EFFECTIVENESS.  Notwithstanding anything contained herein to the contrary, this Amendment shall not become effective until each of the following conditions is fully and simultaneously satisfied:

(a)   Delivery of Amendment.  Borrower and Bank shall have executed and delivered counterparts of this Amendment to each other;

(b)   Wasatch Guaranty.  Wasatch shall have executed and delivered to Bank a Continuing Guaranty substantially in the form of Exhibit A attached hereto (the “Guaranty”);

(c)   Corporate Authority.  Bank shall have received such evidence of corporate authority and action as Bank shall request demonstrating that (i) the execution, delivery and performance of this Amendment has been duly authorized by Borrower and (ii) the execution, delivery and performance of the Guaranty has been duly authorized by Wasatch;

(d)   Representations True; No Default.  The representations of Borrower as set forth in Article 7 of the Credit Agreement shall be true on and as of the date of this Amendment with the same force and effect as if made on and as of this date.  After giving effect to this Amendment as of the date specified below, no Event of Default and no event which, with notice or lapse of time or both, would constitute an Event of Default, shall have occurred and be continuing or will occur as a result of the execution of this Amendment; and

(e)   Other Documents.  Bank shall have received such other documents, instruments, and undertakings as Bank may reasonably request.

5.     REPRESENTATIONS AND WARRANTIES.  Borrower hereby represents and warrants to Bank that each of the representations and warranties set forth in Article 7 of the Credit Agreement is true and correct in each case as if made on and as of the date of this Amendment and Borrower expressly agrees that it shall be an additional Event of Default under the Credit Agreement if any representation or warranty made hereunder shall prove to have been incorrect in any material respect when made.

6.     NO FURTHER AMENDMENT.  Except as expressly modified by this Amendment, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect and the parties hereby ratify their respective obligations thereunder.

7.     RESERVATION OF RIGHTS.  Borrower acknowledges and agrees that the execution and delivery by Bank of this Amendment shall not be deemed to create a course of dealing or otherwise obligate Bank to forbear or execute similar amendments under the same or similar circumstances in the future.

8.     MISCELLANEOUS.

(a)           This Amendment comprises the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, representations or commitments.

(b)           This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same Agreement.

(c)           This Amendment and the rights and obligations of the parties hereto shall be construed and interpreted in accordance with the internal laws of the State of Washington.

EXECUTED AND DELIVERED by the duly authorized officers of the parties as of the date first above written.

Dated effective as of July 8, 2003.

Borrower:	Bank:

USANA HEALTH SCIENCES, INC.	BANK OF AMERICA, N.A.

/s/ Gilbert A. Fuller	/s/ Mark N. Crawford
Gilbert A. Fuller, SVP & CFO	Mark N. Crawford, Senior Vice President

EXHIBIT A TO CONSENT AND FOURTH AMENDMENT TO CREDIT AGREEMENT

CONTINUING GUARANTY

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of any credit and/or financial accommodation heretofore or hereafter from time to time made or granted to USANA HEALTH SCIENCES, INC., a Utah corporation (the “Borrower”), by BANK OF AMERICA, N.A. and any other subsidiaries or affiliates of Bank of America Corporation and its successors and assigns (collectively the “Lender”), the undersigned Guarantor hereby furnishes its guaranty of the Guaranteed Obligations (as hereinafter defined) as follows:

1.               GUARANTY.  The Guarantor hereby absolutely and unconditionally guarantees, as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of the Borrower to the Lender arising under that certain Credit Agreement dated March 26, 2001 between the Borrower and the Lender (the “Credit Agreement”) and all instruments, agreements and other documents of every kind and nature now or hereafter executed in connection with the Credit Agreement (including all renewals, extensions and modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender in connection with the collection or enforcement thereof) (collectively, the “Guaranteed Obligations”).  The Lender’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty.  The obligations of the Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.

2.               NO SETOFF OR DEDUCTIONS; TAXES. The Guarantor represents and warrants that it is incorporated and resident in the United States of America. All payments by the Guarantor hereunder shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever, including, without limitation, for any and all present and future taxes. If the Guarantor must make a payment under this Guaranty, the Guarantor represents and warrants that it will make the payment from one of its U.S. resident offices to the Lender so that no withholding tax is imposed on the payment.  If notwithstanding the foregoing, the Guarantor makes a payment under this Guaranty to which withholding tax applies, or any taxes (other than taxes on net income (a) imposed by the country or any subdivision of the country in which the Lender’s principal office or actual lending office is located and (b) measured by the United States taxable income the Lender would have received if all payments under or in respect of this Guaranty were exempt from taxes levied by the Guarantor’s country) are at any time imposed on any payments under or in respect of this Guaranty including, but not limited to, payments made pursuant to this Paragraph 2, the Guarantor shall pay all such taxes to the relevant authority in accordance with applicable law such that the Lender receives the sum it would have received had no such deduction or withholding been made and shall also pay to the Lender, on demand, all additional amounts which the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such taxes had not been imposed.  The Guarantor shall promptly provide the Lender with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.

3.               NO TERMINATION.  This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of the Lender or facilities provided by the Lender with respect to the Guaranteed Obligations are terminated.  At the Lender’s option, all payments under this Guaranty shall be made to an office of the Lender located in the United States and in U.S. Dollars.

4.               WAIVER OF NOTICES.  The Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. the Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which the Guarantor might otherwise be entitled.

5.               SUBROGATION.  The Guarantor shall exercise no right of subrogation, contribution or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of the Lender or facilities provided by the Lender with respect to the Guaranteed Obligations are terminated.  If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

6.               WAIVER OF SURETYSHIP DEFENSES.  The Guarantor agrees that the Lender may, at any time and from time to time, and without notice to the Guarantor, make any agreement with the Borrower or with any other person or entity liable on any of the Guaranteed Obligations or providing collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations or any collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the provision of collateral, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of the Guarantor under this Guaranty.  The Guarantor waives any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever of the liability of the Borrower, or any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Borrower and waives the benefit of any statute of limitations affecting the liability of the Guarantor hereunder.  The Guarantor waives any right to enforce any remedy which the Lender now has or may hereafter have against the Borrower and waives any benefit of and any right to participate in any security now or hereafter held by the Lender.  Further, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.

7.               EXHAUSTION OF OTHER REMEDIES NOT REQUIRED.  The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations.  The Guarantor waives diligence by the Lender and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation any provisions of law requiring the Lender to exhaust any right or remedy or to take any action against the Borrower, any other guarantor or any other person, entity or property before enforcing this Guaranty against the Guarantor.

8.               REINSTATEMENT.  Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or any other person or entity or otherwise, as if such payment had not been made and whether or not the Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

9.               SUBORDINATION.  The Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to the Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to the Guarantor as subrogee of the Lender or resulting from the Guarantor’s performance under this Guaranty, to the indefeasible payment in full of all Guaranteed Obligations. If the Lender so requests, any such obligation or indebtedness of the Borrower to the Guarantor shall be enforced and performance received by the Guarantor as trustee for the Lender and the proceeds thereof shall be paid over to the Lender on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty.

10.         INFORMATION.  The Guarantor agrees to furnish promptly to the Lender any and all financial or other information regarding the Guarantor or its property as the Lender may reasonably request in writing.

11.         STAY OF ACCELERATION.  In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy or reorganization of the Borrower or any other person or entity, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Lender.

12.         EXPENSES.  The Guarantor shall pay on demand all out-of-pocket expenses (including reasonable attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of the Lender’s rights under this Guaranty, including any incurred in the preservation, protection or enforcement of any rights of the Lender in any case commenced by or against the Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute.  The obligations of the Guarantor under the preceding sentence shall survive termination of this Guaranty.

13.         AMENDMENTS.  No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Lender and the Guarantor.

14.         NO WAIVER; ENFORCEABILITY.  No failure by the Lender to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity.  The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. The obligations hereunder shall not be affected, limited or impaired by any acts of any legislative body or governmental authority affecting the Borrower, including but not limited to, any restrictions on or regarding the conversion of currency or repatriation or control of funds or any total or partial expropriation of the Borrower’s property, or by any economic, political, regulatory or other events in the countries where the Borrower is located.

15.         ASSIGNMENT; GOVERNING LAWS; JURISDICTION.  This Guaranty shall (a) bind the Guarantor and its successors and assigns, provided that the Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Lender (and any attempted assignment without such consent shall be void), (b) inure to the benefit of the Lender and its successors and assigns and the Lender may, without notice to the Guarantor and without affecting the Guarantor’s obligations hereunder, assign or sell participations in the Guaranteed Obligations and this Guaranty, in whole or in part, and (c) be governed by the internal laws of the State of Washington.  The Guarantor hereby irrevocably (i) submits to the non exclusive jurisdiction of any United States Federal or State court sitting in Seattle,

Washington in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith.  Service of process by the Lender in connection with such action or proceeding shall be binding on the Guarantor if sent to the Guarantor by registered or certified mail at its address specified below.  The Guarantor agrees that the Lender may disclose to any prospective purchaser and any purchaser of all or part of the Guaranteed Obligations any and all information in the Lender’s possession concerning the Guarantor, this Guaranty and any security for this Guaranty.

16.         CONDITION OF BORROWER.  The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower such information concerning the financial condition, business and operations of the Borrower as the Guarantor requires, and that the Lender has no duty, and the Guarantor is not relying on the Lender at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of the Borrower.

17.         SETOFF.  If and to the extent any payment is not made when due hereunder, the Lender may setoff and charge from time to time any amount so due against any or all of the Guarantor’s accounts or deposits with the Lender.

18.         OTHER GUARANTEES.  Unless otherwise agreed by the Lender and the Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantor for the benefit of the Lender or any term or provision thereof.

19.         REPRESENTATIONS AND WARRANTIES.  The Guarantor represents and warrants that (i) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (ii) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (iii) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; (iv) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect; (v) by virtue of its relationship with the Borrower, the execution, delivery and performance of this Guaranty is for the direct benefit of the Guarantor and it has received adequate consideration for this Guaranty; and (vi) the financial information, that has been delivered to the Lender by or on behalf of the Guarantor, is complete and correct in all respects and accurately presents the financial condition and the operational results of the Guarantor and since the date of the most recent financial statements delivered to the Lender, there has been no material adverse change in the financial condition or operational results of the Guarantor.

20.         WAIVER OF JURY TRIAL; FINAL AGREEMENT.  TO THE EXTENT ALLOWED BY APPLICABLE LAW, THE GUARANTOR AND THE LENDER EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON OR ARISING OUT OF THIS GUARANTY.  THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Executed this 8th day of July, 2003.

Guarantor:

WASATCH PRODUCT DEVELOPMENT, INC., a Utah corporation

By	/s/ Gilbert A. Fuller
Its	Treasurer